EXHIBIT 21

LIST OF SIGNIFICANT SUBSIDIARIES

SUBSIDIARY OF CHINA PREMIUM LIFESTYLE ENTERPRISE, INC.:

1.    Technorient Limited, a Hong Kong corporation.

SIGNIFICANT SUBSIDIARY OF TECHNORIENT LIMITED:

1.    Auto Italia Limited, a Hong Kong corporation.